Exhibit 99.1

RPM General Counsel, Edward W. Moore, to Retire;

Tracy D. Crandall Elected RPM General Counsel

MEDINA, Ohio - October 4, 2024 RPM International Inc. (NYSE: RPM) today announced that Edward W. Moore, RPM’s senior vice president, general counsel and chief compliance officer will be retiring by the end of calendar 2024. As a result, Tracy D. Crandall, RPM’s current vice president—compliance and sustainability and associate general counsel, has been elected RPM’s vice president, general counsel and chief compliance officer effective October 4, 2024. Moore will continue as corporate counsel until his retirement.

Moore joined RPM in 2006 as vice president and general counsel. He added the title of chief compliance officer in 2011 and was elected senior vice president in 2013. While at RPM, Moore provided oversight for the legal and compliance department and the internal audit department as RPM grew from $3 billion in revenue to over $7 billion. Prior to joining RPM, he was an attorney with Calfee, Halter & Griswold LLP for almost 25 years. While at Calfee, Moore served in various capacities, including as a member of the executive committee, chair of the associates committee, and co-chair of the securities and capital markets group. In addition, he is a former director of The Legal Aid Society of Cleveland, and a former council commissioner of the Greater Cleveland Council of the Boy Scouts of America.

Crandall joined RPM in 2010 as associate general counsel. She was elected vice president in 2015. Compliance was added to her title in 2021, to reflect her oversight of the compliance function across RPM and the personnel carrying out RPM’s compliance initiatives. In 2022, sustainability was added to Crandall’s title to reflect additions to her responsibilities, including leadership of RPM’s global sustainability initiative – Building a Better World. Prior to joining RPM, she was a partner at Calfee, Halter & Griswold LLP and commercial counsel at GE Lighting. In addition, she has served or is currently serving on the Boards of Beech Brook, YMCA of Greater Cleveland and the Great Lakes Science Center. Crandall holds a bachelor’s degree from Bucknell University and a J.D. degree from Cleveland State University.

“Ed has been an exceptional leader, truly living the values of transparency, trust and respect during his tenure. His role in driving the Values & Expectations of 168 has been instrumental to the success of RPM,” stated Frank C. Sullivan, RPM chairman and CEO. “We thank Ed for his leadership and dedication to RPM, while welcoming Tracy to this role. We are excited for the experience Tracy brings and are confident she will continue to drive remarkable legal oversight across RPM.”

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across four reportable segments: consumer, construction products, performance coatings and specialty products. RPM has a diverse portfolio of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, DayGlo, Legend Brands, Stonhard, Carboline, Tremco and Dryvit. From homes and workplaces to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company is ranked on the Fortune 500® and employs approximately 17,200 individuals worldwide. Visit www.RPMinc.com to learn more.

For more information, contact Matt Schlarb, vice president – investor relations & sustainability, at 330-220-6064 or mschlarb@rpminc.com.

# # #

From Fortune ©2024 Fortune Media IP Limited. All rights reserved. Used under license. Fortune and Fortune 500 are registered trademarks of Fortune Media IP Limited and are used under license. Fortune and Fortune Media IP Limited are not affiliated with, and do not endorse the products or services of RPM International Inc.